Exhibit 10.20

Promissory Note

$	December 10, 2013

FOR VALUE RECEIVED, the undersigned, Xenonics Holdings, Inc. (“Maker”) hereby promises to pay to the order of             , the principal amount of             Thousand Dollars ($            ), together with interest thereon at the rate of 18% per annum.

The entire principal of this Note together with any accrued interest shall be due and payable on January 31, 2014; however, this date shall be automatically extended to October 15, 2014 in the event Maker closes a debt financing for at least $200,000 by January 31, 2014. In the event the maturity date of this Note is automatically extended as provided above, interest accruing after January 31, 2014 shall be paid on a quarterly basis. This Note may be voluntarily prepaid from time to time, in whole or in part, without notice and without premium or penalty. All amounts owing by Maker hereunder shall be secured by substantially all of the assets of the Company.

If this Note is not paid in accordance with the terms hereof, Maker agrees to pay all costs and expenses of collection when incurred, including, without limitation, reasonable attorneys’ fees and expenses and court costs.

Principal and interest shall be payable in lawful money of the United States and shall be made at such place as the holder hereof shall have designated to Maker in writing for such purpose.

This Note is being delivered and is intended to be performed in the State of California, and shall be governed by and construed and enforced in accordance with the laws of California.

XENONICS HOLDINGS, INC.

By:
Alan P. Magerman, Chairman